Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Recro Pharma, Inc.:

We consent to the use of our report dated March 9, 2017, with respect to the consolidated balance sheets of Recro Pharma, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, statements of shareholders’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Philadelphia, Pennsylvania

June 2, 2017